Contact: Stephen Purtell Senior Vice President Investor Relations, Treasury and Strategy +1-972-595-5180 investors@sftp.com

Six Flags Announces First Quarter 2021 Performance

Cash Outflow for First Quarter 2021 Better than Expectations

ARLINGTON, Texas — April 28, 2021 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today reported revenue of $82 million and attendance of 1.3 million for first quarter 2021. Results for first quarter 2021 are not directly comparable to the same prior year period due to the company’s COVID-19 related suspension of operations and operating restrictions beginning on March 14, 2020. The company believes it is most relevant to compare its results in the first quarter of 2021 to the first quarter of 2019, in addition to the first quarter of 2020.

As anticipated, the company reported a decline in attendance for first quarter 2021 as compared to the same periods in 2020 and 2019. Because of fewer operating days and capacity restrictions, total attendance for first quarter 2021 declined 15% compared to 2020 and 38% compared to 2019.

Since the company’s parks began re-opening with limited operations in June 2020, attendance trends compared to 2019 have continued to improve. In first quarter 2021, attendance at the company’s open parks was 95%1 of first quarter 2019 at those same parks; unlike first quarter 2019, first quarter 2021 included the Easter holiday period. Year-to-date through April 25, which includes the Easter holiday period in both 2021 and 2019, attendance at the company’s open parks was approximately 79% compared to the same period in 2019. The company has re-opened or announced re-opening dates for all its theme parks with the exception of its theme park in Montreal. Park opening dates for the 2021 season are set forth in Schedule A.

“I am extremely proud of the way our team members have maintained the readiness of our parks so that we can quickly ramp up to entertain our guests and capture the strong consumer demand for regional, outdoor, out-of-home entertainment,” said Mike Spanos, President and CEO. “Our focus is on safely re-opening all of our parks and working with local health officials to eliminate capacity constraints so we can delight the millions of people who count on Six Flags to deliver fun for all.”

“We continue to make progress on our transformation plan as we implement new technology to modernize the guest experience and drive operational efficiencies. We are already seeing significant benefits in 2021,” continued Spanos. “We expect the transformation to result in meaningful profit growth once our plan is fully executed and we return to a more normal operating environment.”

First Quarter 2021 Highlights

●	Attendance was 1.3 million guests, a decline of 238,000 guests and 822,000 guests from first quarter 2020 and 2019, respectively. This represented 85% of first quarter 2020 total attendance, and approximately 95% of first quarter 2019 attendance, at the parks that were open.
●	Total Revenue was $82 million, a decline of $20 million and $46 million from first quarter 2020 and 2019, respectively.
●	Net loss was $96 million, a decline of $11 million and $27 million compared to first quarter 2020 and 2019, respectively.
●	Adjusted EBITDA[2] was a loss of $46 million, $4 million worse than first quarter 2020 and $14 million worse than first quarter 2019.

●	Net cash outflow for first quarter 2021 was $95 million, an average of $32 million per month.

First Quarter 2021 Results

(In millions, except per share and per capita amounts)	Three Months Ended
	April 4, 2021	March 31, 2020	March 31, 2019	% Change vs. 2020	% Change vs. 2019
Total revenues	$82	$103	$128	(20)%	(36)%
Net loss attributable to Six Flags Entertainment Corporation	$(96)	$(85)	$(69)	N/M	N/M
Loss per share, diluted	$(1.12)	$(1.00)	$(0.82)	N/M	N/M
Adjusted EBITDA	$(46)	$(42)	$(32)	(9)%	(44)%
Attendance	1.3	1.6	2.2	(15)%	(38)%
Total guest spending per capita	$56.16	$56.60	$48.48	(1)%	16%
Admissions spending per capita	$32.95	$37.77	$30.49	(13)%	8%
In-park spending per capita	$23.21	$18.83	$17.99	23%	29%
Pro-forma allocation of Admissions Spending to In-park Spending
Total guest spending per capita	$56.16	$56.60	$48.48	(1)%	16%
Admissions spending per capita	$32.95	$33.83	$28.05	(3)%	17%
In-park spending per capita	$23.21	$22.77	$20.43	2%	14%

In first quarter 2021, the company generated $82 million of revenue with attendance of 1.3 million guests, a net loss of $96 million, and an Adjusted EBITDA loss of $46 million. As previously announced, the company elected to change the method of determining its fiscal quarters and fiscal years beginning in first quarter 2021. The change resulted in four additional calendar days in first quarter 2021 versus both 2020 and 2019, and during these additional days the company had attendance of 293,000 guests in 2021. The Adjusted EBITDA calculation reflects an add-back adjustment of approximately $10 million of non-recurring costs related to the transformation plan, including $1 million of employee termination costs, $2 million of technology costs, and $7 million of consulting costs.

Certain of the company’s memberships include bundled products and offerings. Since the beginning of the membership program, a portion of the membership revenue has been allocated from Park admissions revenue to Park food, merchandise and other revenue. Beginning in October 2020, the company prospectively began allocating an incremental portion of membership revenue from Park admissions revenue to Park food, merchandise and other revenue. This resulted in a reduction in reported Admissions spending per capita and an increase in In-park spending per capita, but the allocation of revenue between Park Admissions revenue and Park food, merchandise and other revenue has no impact on Total revenues or Total guest spending per capita.

Results of first quarter 2021 compared to first quarter 2020

The decrease in attendance was due to the temporary pandemic-related limitations on park operations at several of the company’s parks, and capacity restrictions at most of the parks that were open. In 2020, the company temporarily suspended operations at all of its parks in mid-March due to the pandemic.

The decrease in revenue was primarily a result of decreased attendance. The decrease in revenue was also attributable to a $6 million reduction in sponsorship, international agreements, and accommodations revenue, primarily related to the suspension of most sponsorship revenue while certain parks were not operating, and the pandemic-related suspension of the majority of the company’s accommodations operations. The company partially offset the decrease in revenue by implementing cost savings measures during the quarter driven by its transformation plan, lower advertising costs, and lower salaries, wages and other costs related to the fact that several of the company’s parks that were operating in first quarter 2020 were not operating in first quarter 2021.

Total guest spending per capita in first quarter 2021 decreased 1% compared to first quarter 2020. Applying a pro forma allocation from Admissions spending to In-park spending in 2020, Admissions spending per capita decreased 3% and In-park spending per capita increased 2%.

Results of first quarter 2021 compared to first quarter 2019

The decrease in attendance was due to the temporary pandemic-related limitations on park operations at several of the company’s parks, and capacity restrictions at most of the parks that were open. Attendance compared to first quarter 2019 was positively impacted due to the Easter holiday falling on April 4, 2021 versus April 21, 2019, which shifted a portion of the company’s operating calendar from the second quarter to the first quarter in 2021, inclusive of the four additional calendar days in first quarter 2021 due to the change in reporting calendar.

The decrease in revenue was primarily a result of decreased attendance, offset by improved guest spending per capita. The decrease was also attributable to a $17 million reduction in sponsorship, international agreements, and accommodations revenue, primarily related to the termination of the company’s contracts in China and Dubai in 2020 and 2019, respectively; the suspension of most sponsorship revenue while certain parks were not operating, and the pandemic-related suspension of the majority of the company’s accommodations operations. The company partially offset the decrease in revenue by implementing cost savings measures during the quarter driven by its transformation plan, lower advertising costs, and lower salaries, wages and other costs related to the fact that several of the company’s parks that were operating in first quarter 2019 were not operating in first quarter 2021.

Total guest spending per capita in first quarter 2021 increased 16% compared to first quarter 2019, driven by higher realized ticket yields for both single day tickets and from the Active Pass Base, which includes all members and season pass holders. In addition, the increase in In-park spending reflects high consumer demand for the company’s products. Applying a pro forma allocation from Admissions spending to In-park spending in 2019, Admissions spending per capita increased 17% and In-park spending per capita increased 14% in first quarter 2021 compared to first quarter 2019.

Active Pass Base

The company extended the use of all 2020 season passes through the end of 2021 and offered members the option to pause payments on their membership through the time their respective home park opened in 2021. The company also offered higher-tiered benefits to members that elected to maintain their payment schedule instead of pausing. As a result of these retention efforts, the Active Pass Base increased 1% as of the end of first quarter 2021 compared to first quarter 2020 and decreased 9% compared to first quarter 2019. The Active Pass Base included 1.7 million members as of the end of first quarter 2021, approximately flat compared to the end of 2020. However, as the company reopens its parks, paused members have resumed payments. Approximately 5% of memberships remained paused as April 4, 2021, compared to approximately 19% of members as of December 31, 2020. The Active Pass Base also included 2.4 million traditional season pass holders compared to 2.1 million season pass holders at the end of 2020.

Deferred revenue was $245 million as of April 4, 2021, an increase of $96 million, or 65%, from March 31, 2020, and $67 million, or 38%, from March 31, 2019. The increase in deferred revenue was primarily due to the deferral of revenue from members and season pass holders whose benefits were extended through 2021.

Balance Sheet and Liquidity

As of April 4, 2021, the company had cash on hand of $63 million and $461 million available under its revolving credit facility, net of $20 million of letters of credit, or total liquidity of $524 million. This compares to $618 million of liquidity as of December 31, 2020. The company’s net cash outflow was $95 million for first quarter 2021, or an average of $32 million per month, which was an improvement from the company’s prior guidance range of $53 to $58 million per month. The company’s cash flow primarily benefited from higher than expected attendance and season pass sales.

The company estimates that it will be cashflow positive for the last nine months of 2021.3 However, this will depend on all of the company’s parks remaining open and attendance levels continuing to normalize.

For first quarter 2021, the company invested $23 million in new capital projects. Net debt as of April 4, 2021, calculated as total reported debt of $2,624 million less cash and cash equivalents of $63 million, was $2,561 million.

On August 26, 2020, the company further amended its credit facility to, among other benefits, suspend testing of its senior secured leverage ratio financial maintenance covenant through December 31, 2021. The company’s lenders also approved modified testing of its senior secured leverage ratio financial maintenance covenant through December 31, 2022. Through the duration of the amendment period ending December 31, 2022, the company agreed to suspend paying dividends and repurchasing its common stock, and to maintain minimum liquidity of $150 million.

Transformation Plan Update

The company commenced a transformation plan in March 2020 to reinvigorate long-term profit growth, which includes both revenue and cost initiatives. The company is focused on modernizing the guest experience through technology, continuously improving operational efficiency, and driving financial excellence.

As previously announced, executing the transformation will require one-time charges of approximately $70 million, of which $60 million will be cash and $10 million will be non-cash write-offs of ride assets. Approximately $44 million has been incurred through first quarter 2021, including all of the non-cash write-offs of ride assets. The company expects the remaining charges to be incurred in 2021 and 2022. The majority of the remaining investments will be made on the company’s information technology infrastructure, mainly directed towards modernizing the guest experience, beginning with the implementation of a Customer Relations Management system.

(Amounts in thousands)	Twelve Months Ended	Three Months Ended	Life to Date
	December 31, 2020	April 4, 2021	April 4, 2021
Amounts included in “Other expense, net”
Consultant costs	$ 20,460	$ 6,787	$ 27,247
Technology modernization costs	—	2,094	2,094
Employee termination costs	4,362	815	5,177
Amounts included in “Loss on disposal of assets”
Ride / asset write-offs	9,754	—	9,754
Total transformation costs	$ 34,576	$ 9,696	$ 44,272

As previously communicated, the company expects its transformation plan to generate an incremental $80 to $110 million in annual run-rate Adjusted EBITDA. The company expects to realize $30 to $35 million of benefits in 2021, independent of attendance levels, and to achieve the remaining benefits through incremental revenue opportunities, lower fixed costs, and lower variable costs once the plan is fully implemented and the company is operating in a normal business environment. Relative to the mid-point of the company’s pre-pandemic guidance range of $450 million, this implies a new Adjusted EBITDA baseline of $530 to $560 million once the plan is fully implemented and the company is operating in a normal business environment.4

Change in Reporting Calendar

As previously announced, the company elected to change the method of determining its fiscal quarters and fiscal years, such that each fiscal quarter (beginning with the fiscal quarter commencing January 1, 2021) shall consist of thirteen consecutive weeks ending on a Sunday5 and each fiscal year (beginning with the fiscal year commencing January 1, 2021) shall consist of 52 weeks or 53 weeks, as applicable, and shall end on the Sunday closest to December 31. The company made the change to align the company’s reporting calendar with how the company operates its business and to improve comparability across periods. A summary of the comparable reporting periods is set forth below.

	Q1	Q2	Q3	Q4
2019	January 1- March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31, 2019
2020	January 1- March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31, 2020
2021	January 1 – April 4	April 5 – July 4	July 5 – October 3	October 4 – January 2, 2022

The second quarter of 2021 will have four additional days compared to the second quarters of 2020 and 2019, and will include the majority of the July 4th holiday weekend.

Conference Call

At 7:00 a.m. Central Time today, April 28, 2021, the company will host a conference call to discuss its first quarter financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through May 5, 2021 by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 7486573.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For nearly 60 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the effect, impact, potential duration or other implications of the COVID-19 pandemic and any expectations we may have with respect thereto including efficacy and deployment of the COVID-19 vaccines, (ii),our ability to continue to safely and profitably operate our parks, or reopen our parks that are temporarily closed, in accordance with local health and government guidelines, (iii) expectations regarding the scope and duration of pandemic-related limitations on park operations, (iv) our ability to be cash flow positive for the last nine months of 2021, (v) the adequacy of our preparations for or the sufficiency of our liquidity, (vii expectations regarding future actions and initiatives to increase profitability, including expectations regarding the anticipated focus, timing, costs, benefits and results of our transformation plan, as well as our incremental annual run-rate Adjusted EBITDA and anticipated earnings baseline resulting from the plan, (vii) our ability to significantly improve our financial performance and the guest experience, (viii) expectations regarding consumer demand for regional, outdoor, out-of-home entertainment, including for our parks, and (ix) expectations regarding tax liability for 2020 and the ability of our federal operating loss carryforwards to offset future tax liability. Forward-looking statements include all statements that are not historical facts and often use words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "may," "should," "could" and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including COVID-19, or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19, including with respect to business operations, safety protocols and public gatherings; political or military events; recall of food, toys and other retail products sold at our parks; accidents or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks; and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements"

and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	Comparable fiscal periods are January 4, 2021, through April 4, 2021, versus January 7, 2019, through April 7, 2019. The 2021 fiscal period includes 75 additional operating days versus the 2019 comparable period due to several parks extending their holiday events into January 2021; several parks opening earlier in the season in 2021 than in 2019, primarily due to the earlier timing of the Easter holiday; several drive-through and walk-through experiences operated in 2021, including our safari in New Jersey; and Six Flags Over Texas operating weekends and holidays in January and February 2021, but not during the same period in 2019.
(2)	See the following financial statements and Note 4 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net (loss) income.
(3)	Projected net monthly cashflow reflects the company’s current estimate of reduced revenues, ongoing park and operating costs, capital expenditures, contractual obligations of the company’s parks that are less than wholly-owned (Six Flags Over Texas, Six Flags Over Georgia and Six Flags White Water Atlanta), federal and state income tax obligations, debt amortization and interest, including the most recent financing transactions completed in 2020, and the costs associated with the company’s transformation plan, assuming more normalized operations at all the company’s parks. As described in its forward looking statements, the company’s ability to predict the impact of the COVID-19 global pandemic on its brands and future prospects is limited. In addition, the magnitude, duration and speed of the pandemic is uncertain. As a consequence, the company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty.
(4)	Information reconciling forward-looking Adjusted EBITDA to net (loss) income is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of Adjusted EBITDA to net (loss) income because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as depreciation, amortization and the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its Adjusted EBITDA outlook that it believes will be achieved; however, it cannot accurately predict all the components of the Adjusted EBITDA calculation.
(5)	When a fiscal year contains 53 weeks, approximately every 5 to 6 years, the fourth quarter of that fiscal year will contain 14 weeks.

Schedule A - Park Opening Dates for 2021 Season

Name of Park	City	Actual or Anticipated Opening Date[1]
Six Flags Over Texas	Arlington, TX	Open Year-Round
Six Flags Fiesta Texas	San Antonio, TX	Open Year-Round
Hurricane Harbor Oaxtepec	Oaxtepec, Mexico	February 27
Six Flags Over Georgia	Austell, GA	March 6
Six Flags America	Largo, MD	March 6
Frontier City	Oklahoma City, OK	March 13
Hurricane Harbor Phoenix	Phoenix, AZ	March 13
Six Flags Mexico	Mexico City, Mexico	March 18
Six Flags St. Louis	Eureka, MO	March 20
Six Flags Great Escape Lodge & Indoor Waterpark	Queensbury, NY	March 26
Six Flags Great Adventure	Jackson, NJ	March 27
Six Flags Magic Mountain	Valencia, CA	April 1
Six Flags Discovery Kingdom	Vallejo, CA	April 1
Six Flags Great America	Gurnee, IL	April 24
The Great Escape	Queensbury, NY	May 1
Hurricane Harbor Splashtown	Houston, TX	May 1
Hurricane Harbor Arlington	Arlington, TX	May 1
Six Flags White Water	Marietta, GA	May 8
Six Flags New England	Agawam, MA	May 14
Hurricane Harbor New Jersey	Jackson, New Jersey	May 15
Hurricane Harbor OKC	Oklahoma City, OK	May 15
Hurricane Harbor Los Angeles	Valencia, CA	May 15
Six Flags Darien Lake	Darien Lake, NY	May 21
Hurricane Harbor Concord	Concord, CA	May 22
Hurricane Harbor Chicago	Gurnee, IL	May 29

Hurricane Harbor Rockford	Rockford, IL	May 29
La Ronde	Montreal, Quebec	TBD

(1)	Park opening dates are subject to change based on local, state, and federal guidelines related to COVID-19.

Statement of Operations Data (1)

	Three Months Ended			Twelve Months Ended
(Amounts in thousands, except per share data)	April 4, 2021	March 31, 2020	March 31, 2019	April 4, 2021	March 31, 2020	March 31, 2019
Park admissions	$44,334	$59,806	$66,080	$187,174	$809,508	$809,823
Park food, merchandise and other	31,224	29,806	38,978	127,724	565,268	550,259
Sponsorship, international agreements and accommodations	6,466	12,891	23,135	21,198	87,117	102,854
Total revenues	82,024	102,503	128,193	336,096	1,461,893	1,462,936
Operating expenses (excluding depreciation and amortization shown separately below)	92,643	105,864	114,522	376,505	599,133	586,746
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	29,489	31,910	36,219	125,344	181,611	178,686
Costs of products sold	7,215	7,760	10,275	33,574	127,789	121,615
Other net periodic pension benefit	(1,643)	(996)	(1,055)	(5,837)	(4,127)	(4,947)
Depreciation	28,827	30,063	28,470	117,923	117,418	113,698
Amortization	6	601	603	419	2,403	2,439
Stock-based compensation	6,637	4,280	3,891	21,887	13,663	(47,346)
Loss (gain) on disposal of assets	520	(120)	1,136	8,329	906	1,104
Interest expense, net	38,420	27,157	28,348	165,986	112,111	109,706
Loss on debt extinguishment	—	1,019	—	5,087	7,503	—
Other expense (income), net	7,619	1,560	(427)	31,052	4,529	1,146
(Loss) income before income taxes	(127,709)	(106,595)	(93,789)	(544,173)	298,954	400,089
Income tax (benefit) expense	(31,870)	(22,049)	(24,657)	(150,788)	94,550	90,873
Net (loss) income	(95,839)	(84,546)	(69,132)	(393,385)	204,404	309,216
Less: Net income attributable to noncontrolling interests	—	—	—	(41,288)	(40,753)	(40,007)
Net (loss) income attributable to Six Flags Entertainment Corporation	$(95,839)	$(84,546)	$(69,132)	$(434,673)	$163,651	$269,209

Weighted-average common shares outstanding:
Basic:	85,209	84,656	84,126	84,940	84,479	84,019
Diluted:	85,209	84,656	84,126	84,940	84,952	85,192

Net (loss) income per average common share outstanding:
Basic:	$(1.12)	$(1.00)	$(0.82)	$(5.12)	$1.94	$3.20
Diluted:	$(1.12)	$(1.00)	$(0.82)	$(5.12)	$1.93	$3.16

Balance Sheet Data

	As of
(Amounts in thousands)	April 4, 2021	December 31, 2020	March 31, 2020
Cash and cash equivalents	$62,905	$157,760	$22,811
Total assets	2,673,965	2,772,691	2,720,549

Deferred revenue	245,310	205,125	149,111
Short-term borrowings	—	—	40,000
Current portion of long-term debt	—	—	8,000
Long-term debt	2,624,361	2,622,641	2,215,794

Redeemable noncontrolling interests	523,376	523,376	529,276

Total stockholders' deficit	(1,236,464)	(1,158,547)	(852,864)

Shares outstanding	85,369	85,076	84,667

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following table sets forth a reconciliation of net (loss) income to Adjusted EBITDA for the three months periods and twelve month periods ended April 4, 2021, March 31, 2020 and March 31, 2019:

	Three Months Ended			Twelve Months Ended
(Amounts in thousands, except per share data)	April 4, 2021	March 31, 2020	March 31, 2019	April 4, 2021	March 31, 2020	March 31, 2019
Net (loss) income	$(95,839)	$(84,546)	$(69,132)	$(393,385)	$204,404	$309,216
Income tax (benefit) expense	(31,870)	(22,049)	(24,657)	(150,788)	94,550	90,873
Other expense (income), net (2)	7,619	1,560	(427)	31,052	4,529	1,146
Loss on debt extinguishment	—	1,019	—	5,087	7,503	—
Interest expense, net	38,420	27,157	28,348	165,986	112,111	109,706
Loss (gain) on disposal of assets	520	(120)	1,136	8,329	906	1,104
Amortization	6	601	603	419	2,403	2,439
Depreciation	28,827	30,063	28,470	117,923	117,418	113,698
Stock-based compensation	6,637	4,280	3,891	21,887	13,663	(47,346)
Impact of Fresh Start valuation adjustments (3)	—	—	—	—	-	15
Modified EBITDA (4)	(45,680)	(42,035)	(31,768)	(193,490)	557,487	580,851
Third party interest in EBITDA of certain operations (5)	—	—	—	(41,288)	(40,753)	(40,007)
Adjusted EBITDA (4)	$(45,680)	$(42,035)	$(31,768)	$(234,778)	$516,734	$540,844

Weighted-average common shares outstanding	85,209	84,656	84,126	84,940	84,479	84,019

The following table sets forth a reconciliation of net cash (used in) provided by operating activities to Adjusted Free Cash Flow for the three month periods and twelve month periods ended April 4, 2021, March 31, 2020 and March 31, 2019:

	Three Months Ended			Twelve Months Ended
(Amounts in thousands, except per share data)	April 4, 2021	March 31, 2020	March 31, 2019	April 4, 2021	March 31, 2020	March 31, 2019
Net cash (used in) provided by operating activities	$(80,398)	$(60,387)	$(40,823)	$(210,891)	$391,009	$395,116
Changes in working capital	(10,629)	(6,722)	(17,151)	(179,845)	39,168	61,523
Interest expense, net	38,420	27,157	28,348	165,986	112,111	109,706
Income tax (benefit) expense	(31,870)	(22,049)	(24,657)	(150,788)	94,550	90,873
Amortization of debt issuance costs	(1,978)	(856)	(1,007)	(7,657)	(3,412)	(4,024)
Other expense (income), net (2)	9,070	(106)	(344)	45,886	6,695	4,443
Interest accretion on notes payable	(277)	(320)	(338)	(1,114)	(1,292)	(1,347)
Changes in deferred income taxes	31,982	21,248	24,204	144,933	(81,342)	(75,454)
Impact of Fresh Start valuation adjustments (3)	—	—	—	—	—	15
Third party interest in EBITDA of certain operations (5)	—	—	—	(41,288)	(40,753)	(40,007)
Capital expenditures, net of property insurance recovery	(23,133)	(51,416)	(47,459)	(70,081)	(144,133)	(138,100)
Cash paid for interest, net	(63,897)	(31,658)	(31,426)	(130,790)	(113,229)	(99,315)
Cash taxes (6)	(268)	(1,959)	(5,310)	(4,226)	(24,858)	(28,325)
Adjusted Free Cash Flow (7)	$(132,978)	$(127,068)	$(115,963)	$(439,875)	$234,514	$275,104

Weighted-average common shares outstanding - basic:	85,209	84,656	84,126	84,940	84,479	84,019

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)	Amounts recorded as “Other expense (income), net” include amounts related to our transformation initiative, including consulting costs of $6.8 million and $27.2 million, technology modernization costs of $2.1 million, and employee termination costs of $0.8 million and $5.2 million for the three and twelve months ended April 4, 2021, respectively. These amounts are excluded from Modified EBITDA as they are non-routine, non-recurring and unrelated to our ongoing operations and costs necessary to operate our business.
(3)	Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balances consisted primarily of discounted insurance reserves that were accreted through the Statement of Operations each quarter through 2018.
(4)	“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated (loss) income from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted

EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(5)	Represents interests of non-controlling interests in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(6)	Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards and reduced operations due to the COVID-19 pandemic, we anticipate paying minimal federal income taxes in 2021 and do not anticipate becoming a full cash taxpayer until at least 2024. During the years 2021 through 2024, we have significant federal operating loss carryforwards which will offset the majority of our taxable income.
(7)	Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.